Exhibit 99.1
Roivant Reports Financial Results for the First Quarter Ended June 30, 2026, and Provides Business Update
•Commercial preparations for brepocitinib in dermatomyositis (DM) are progressing well and on track for launch by the end of September 2026; topline data from Phase 3 study in non-infectious uveitis (NIU) expected in the second half of calendar year 2026

•First patients enrolled in the Phase 3 study of brepocitinib in cutaneous sarcoidosis (CS), with topline data expected in calendar year 2028; enrollment in Part 1 of the Phase 2b/3 study in lichen planopilaris (LPP) is progressing well

•IMVT-1402 proof-of-concept trial in cutaneous lupus erythematosus (CLE) topline data expected in the second half of calendar year 2026; all clinical development timelines remain on track for IMVT-1402

•Mosliciguat Phase 2 study in pulmonary hypertension associated with interstitial lung disease (PH-ILD) remains on track, with topline data expected in the second half of calendar year 2026

•Genevant and Arbutus received $950 million from Moderna in July 2026 under $2.25 billion settlement, with additional $1.3 billion contingent on favorable resolution of Moderna’s § 1498 appeal; filed new international lawsuits against Pfizer and BioNTech covering 21 jurisdictions

•Roivant reported consolidated cash, cash equivalents, restricted cash and marketable securities of $3.9 billion as of June 30, 2026, excluding the cash payment received from Moderna in July, supporting cash runway into profitability

•Roivant will host a live conference call and webcast at 8:00 a.m. ET on Thursday, August 6, 2026, to report its financial results for the first quarter ended June 30, 2026, and provide a business update
BASEL, Switzerland and LONDON and NEW YORK, August 6, 2026 – Roivant (Nasdaq: ROIV) today reported its financial results for the first quarter ended June 30, 2026, and provided a business update.
“This quarter has been a moment of relative quiet between our incredibly busy last twelve months and our even busier year ahead,” said Matt Gline, CEO of Roivant. “Our teams are deep in preparation for the potential launch of brepocitinib in dermatomyositis, we have enrolled the first patients in a new Phase 3 trial in cutaneous sarcoidosis, and we expect topline readouts from our NIU, PH-ILD and CLE studies before year end. We remain focused on delivering for patients across each of these programs, and if we are successful across even some of these endeavors, we will look radically different on the other side.”
Recent Developments
•Priovant: Commercial preparations for brepocitinib in dermatomyositis (DM) are progressing well and on track for launch by the end of September 2026. The first patients have been enrolled in the Phase 3 study of brepocitinib in cutaneous sarcoidosis (CS). This follows brepocitinib’s Phase 2 study, the first positive placebo-controlled study in CS, which led to FDA Breakthrough Therapy Designation.
The Phase 3 study (BEACON+) will be conducted as a Part B to the positive Phase 2 BEACON trial. BEACON+ will enroll approximately 140 patients with CS across approximately 70 sites globally. Patients will be randomized 3:2 between brepocitinib 45mg once daily and placebo. The primary endpoint is the proportion of patients achieving a 50% or greater reduction in the Cutaneous Sarcoidosis Activity and Morphology Instrument – Activity Score (CSAMI-A) at Week 16. In Phase 2, 77% of brepocitinib 45mg patients achieved this endpoint compared to 0% of placebo patients.
CS is an inflammatory granulomatous skin disease affecting approximately 40,000 adults in the United States. The condition disproportionately impacts Black Americans. Unlike many inflammatory skin diseases, inadequately treated cutaneous sarcoidosis can rapidly cause permanent scarring and destruction of bone, cartilage and hair follicles. Despite this significant unmet therapeutic need, there are currently no FDA-approved therapies for CS.
Additionally, enrollment in Part 1 of the Phase 2b/3 study in lichen planopilaris (LPP) is progressing well.

•Immunovant: All clinical development timelines remain on track for IMVT-1402 across announced indications, including potentially registrational trials in Graves’ disease (GD), myasthenia gravis (MG), chronic inflammatory demyelinating polyneuropathy (CIDP), difficult-to-treat rheumatoid arthritis (D2T RA) and Sjögren’s disease (SjD), and a proof-of-concept trial in cutaneous lupus erythematosus (CLE).
•Pulmovant: Phase 2 study of mosliciguat in pulmonary hypertension associated with interstitial lung disease (PH-ILD) remains on track.
•Genevant: In July 2026, Genevant Sciences GmbH (Genevant) and Arbutus received $950 million from Moderna, the initial payment under the global $2.25 billion patent infringement settlement, and filed new international lawsuits against Pfizer and BioNTech.
•Roivant: Roivant reported consolidated cash, cash equivalents, restricted cash and marketable securities of $3.9 billion as of June 30, 2026, excluding the cash payment received from Moderna in July, supporting cash runway into profitability. For the three months ended June 30, 2026, Roivant repurchased 7.3 million common shares for an aggregate repurchase price of approximately $208.7 million.
Major Upcoming Milestones
•Priovant expects the commercial launch of brepocitinib in DM by the end of September 2026 and topline data from the Phase 3 study in NIU and Phase 3 study in CS in the second half of calendar year 2026 and calendar year 2028, respectively. Roivant continues to actively explore other indications for brepocitinib.
•Immunovant expects to report topline data from the proof-of-concept trial of IMVT-1402 in CLE and provide an update on the potentially registrational program of IMVT-1402 in D2T RA in the second half of calendar year 2026. In calendar year 2027, topline data are expected across potentially registrational trials of IMVT-1402 in GD and MG. In calendar year 2028, topline data are expected across potentially registrational trials of IMVT-1402 in CIDP and SjD.
•Pulmovant expects to report topline data from the ongoing Phase 2 trial of mosliciguat in PH-ILD in the second half of calendar year 2026.
•Genevant LNP litigation continues to progress. An additional $1.3 billion payment under the Moderna settlement is contingent upon a resolution of Moderna's Section 1498 appeal favorable to Genevant and Arbutus. Separately, in July 2026 they filed three international lawsuits against Pfizer and BioNTech — one in Canada and two before the UPC — seeking to enforce patents protecting their innovative lipid nanoparticle technology. The actions seek relief across 20 European countries (including France, Germany, Italy and the Netherlands) which, together with the Canadian action, cover 21 jurisdictions in total. The discovery phase of the U.S. Pfizer/BioNTech case is ongoing.
First Quarter Ended June 30, 2026 Financial Summary
Cash Position and Marketable Securities
As of June 30, 2026, the Company had consolidated cash, cash equivalents, restricted cash and marketable securities of $3.9 billion.
Research and Development Expenses
Research and development (R&D) expenses increased by $49.1 million to $202.0 million for the three months ended June 30, 2026, compared to $152.9 million for the three months ended June 30, 2025. This increase was primarily driven by an increase in program-specific costs of $49.4 million and personnel-related expenses of $3.8 million.
The increase of $49.4 million in program-specific costs was primarily driven by increases of $44.8 million related to the anti-FcRn franchise and $4.7 million related to mosliciguat, reflecting the progression of our programs. The increase of $3.8 million in personnel-related expenses was primarily driven by $4.1 million in employee bonuses related to the global settlement reached with Moderna in March 2026.
The majority of share-based compensation and personnel-related expenses, which are unallocated internal costs, were related to the anti-FcRn franchise activities at Immunovant during the three months ended June 30, 2026 and 2025.

Non-GAAP R&D expenses were $192.9 million for the three months ended June 30, 2026, compared to $141.0 million for the three months ended June 30, 2025.
General and Administrative Expenses
General and administrative (G&A) expenses increased by $31.5 million to $165.5 million for the three months ended June 30, 2026, compared to $134.0 million for the three months ended June 30, 2025. This increase was primarily due to an increase in personnel-related expense of $26.1 million, largely resulting from $18.8 million in employee bonuses related to the global settlement reached with Moderna in March 2026 and $6.3 million of employer payroll taxes associated with equity award activity.
Non-GAAP G&A expenses were $90.7 million for the three months ended June 30, 2026, compared to $62.6 million for the three months ended June 30, 2025.
Net Loss
Net loss was $290.6 million for the three months ended June 30, 2026, compared to $273.9 million for the three months ended June 30, 2025. On a per common share basis, net loss was $0.26 and $0.33, respectively, for the three months ended June 30, 2026 and 2025. Non-GAAP net loss was $243.7 million for the three months ended June 30, 2026, compared to $170.1 million for the three months ended June 30, 2025.
ROIVANT SCIENCES LTD.
Selected Balance Sheet Data
(unaudited, in thousands)

	June 30, 2026	March 31, 2026
Cash and cash equivalents	$1,248,456	$1,419,232
Marketable securities	2,593,626	2,872,601
Litigation settlement receivable	771,627	770,235
Total assets	5,306,493	5,708,687
Total liabilities	384,624	416,275
Total shareholders’ equity	4,921,869	5,292,412
Total liabilities and shareholders’ equity	5,306,493	5,708,687

ROIVANT SCIENCES LTD.
Condensed Consolidated Statements of Operations
(unaudited, in thousands, except share and per share amounts)

	Three Months Ended June 30,
	2026	2025
Revenue	$1,442	$2,170
Operating expenses:
Cost of revenues	284	154
Research and development (includes $8,721 and $11,099 of share-based compensation expense for the three months ended June 30, 2026 and 2025, respectively)	202,016	152,919
General and administrative (includes $74,621 and $71,079 of share-based compensation expense for the three months ended June 30, 2026 and 2025, respectively)	165,527	134,019
Total operating expenses	367,827	287,092
Gain on litigation settlement	392	—
Loss from operations	(365,993)	(284,922)
Change in fair value of investments	(36,637)	19,125
Change in fair value of liability instruments	—	2,329
Interest income	(36,922)	(48,322)
Other expense, net	2,130	11,208
Loss before income taxes	(294,564)	(269,262)
Income tax (benefit) expense	(3,958)	4,649
Net loss	(290,606)	(273,911)
Net loss attributable to noncontrolling interests	(100,769)	(50,556)
Net loss attributable to Roivant Sciences Ltd.	$(189,837)	$(223,355)
Net loss per common share—basic and diluted	$(0.26)	$(0.33)
Weighted average shares outstanding—basic and diluted	720,776,739	680,286,922

ROIVANT SCIENCES LTD.
Reconciliation of GAAP to Non-GAAP Financial Measures
(unaudited, in thousands)

		Three Months Ended June 30,
	Note	2026	2025
Net loss		$(290,606)	$(273,911)
Adjustments:
Research and development:
Share-based compensation	(1)	8,721	11,099
Depreciation and amortization	(2)	346	786
General and administrative:
Share-based compensation	(1)	74,621	71,079
Depreciation and amortization	(2)	254	312
Gain on litigation settlement	(3)	(392)	—
Other:
Change in fair value of investments	(4)	(36,637)	19,125
Change in fair value of liability instruments	(5)	—	2,329
Estimated income tax impact from adjustments	(6)	—	(943)
Adjusted net loss (Non-GAAP)		$(243,693)	$(170,124)

		Three Months Ended June 30,
	Note	2026	2025
Research and development expenses		$202,016	$152,919
Adjustments:
Share-based compensation	(1)	8,721	11,099
Depreciation and amortization	(2)	346	786
Adjusted research and development expenses (Non-GAAP)		$192,949	$141,034

		Three Months Ended June 30,
	Note	2026	2025
General and administrative expenses		$165,527	$134,019
Adjustments:
Share-based compensation	(1)	74,621	71,079
Depreciation and amortization	(2)	254	312
Adjusted general and administrative expenses (Non-GAAP)		$90,652	$62,628
Notes to non-GAAP financial measures:
(1)Represents non-cash share-based compensation expense.
(2)Represents non-cash depreciation and amortization expense.
(3)As a result of the global settlement with Moderna entered in March 2026, the Company recognized a gain for Genevant’s expected portion of a non-contingent, non-creditable and non-refundable payment to be made by Moderna to Genevant and Arbutus during the year ended March 31, 2026. The Company recognized an additional gain during the three months ended June 30, 2026, reflecting the final allocation to Genevant once litigation costs incurred were finalized.
(4)Represents the unrealized (gain) loss on equity investments in unconsolidated entities that are accounted for at fair value with changes in value reported in earnings.

(5)Represents the change in fair value of liability instruments, which is non-cash and primarily includes the loss relating to the measurement and recognition of fair value on a recurring basis of certain liabilities.
(6)Represents the estimated tax effect of the adjustments.

Investor Conference Call Information
Roivant will host a live conference call and webcast at 8:00 a.m. ET on Thursday, August 6, 2026, to report its financial results for the first quarter ended June 30, 2026, and provide a business update.
To access the conference call by phone, please register online using this registration link. The presentation and webcast details will also be available under “Events & Presentations” in the Investors section of the Roivant website at https://investor.roivant.com/news-events/events. The archived webcast will be available on Roivant’s website after the conference call.
About Roivant
Roivant (Nasdaq: ROIV) is a biopharmaceutical company that aims to improve the lives of patients by accelerating the development and commercialization of medicines that matter. Roivant’s pipeline includes brepocitinib, a potent small molecule inhibitor of JAK1 and TYK2 currently under review at the FDA for the treatment of dermatomyositis and also in late stage development for the treatment of non-infectious uveitis, cutaneous sarcoidosis and lichen planopilaris; IMVT-1402, a fully human monoclonal antibody targeting FcRn in development across several IgG-mediated autoimmune indications; and mosliciguat, an inhaled sGC activator in development for pulmonary hypertension associated with interstitial lung disease. We advance our pipeline by creating nimble subsidiaries or “Vants” to develop and commercialize our medicines and technologies. For more information, visit www.roivant.com.
Roivant Forward-Looking Statements
This press release contains forward-looking statements. Statements in this press release may include statements that are not historical facts and are considered forward-looking within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which are usually identified by the use of words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and variations of such words or similar expressions. The words may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Exchange Act.
Our forward-looking statements include, but are not limited to, statements regarding our or our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future, and statements that are not historical facts, including statements about the clinical and therapeutic potential of our product candidates, the availability and success of topline results from our ongoing clinical trials, any commercial potential of our product candidates following applicable regulatory approvals and the outcome of any pending litigation. In addition, any statements that refer to projections, forecasts or other characterizations of future events, results or circumstances, including any underlying assumptions, are forward-looking statements. Actual results may differ materially from those contemplated in these statements due to a variety of risks, uncertainties and other factors.
Although we believe that our plans, intentions, expectations and strategies as reflected in or suggested by those forward-looking statements are reasonable, we can give no assurance that the plans, intentions, expectations or strategies will be attained or achieved. Furthermore, actual results may differ materially from those described in the forward-looking statements and will be affected by a number of risks, uncertainties and assumptions, including, but not limited to, those risks set forth in the Risk Factors section of our filings with the U.S. Securities and Exchange Commission. Moreover, we operate in a very competitive and rapidly changing environment in which new risks emerge from time to time. These forward-looking statements are based upon the current expectations and beliefs of our management as of the date of this press release, and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Except as required by applicable law, we assume no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
Contacts:
Investors
Keyur Parekh
keyur.parekh@roivant.com
Media

Stephanie Lee
stephanie.lee@roivant.com